Exhibit 17.1

Chris MacDonald

15 November 2018

34 Winesap Lane

S. Burlington VT, 05403

Ian Thompson

General Counsel

FMC GlobalSat Inc.

3301 SE 14th Ave

Fort Lauderdale, FL 33316

Dear Mr. Thompson and Members of the Board:

It is with regret that I tender my resignation as Chief Operating Officer of FMC GlobalSat, effective immediately.

I am grateful for having had the opportunity to serve the organization. I offer my best wishes for its continued success.

Sincerely,

/s/ Chris MacDonald
Chris MacDonald

15 November 2018